UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

Shareholders for a Better Bank

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SHAREHOLDERS FOR A BETTER BANK
8500 Station Street, Suite 113
Mentor, Ohio 44060

SPECIAL MEETING OF SHAREHOLDERS
OF LNB BANCORP, INC.
MARCH 18, 2008

Richard M. Osborne 216-215-1313 (Cell)
Daniel G. Merkel 216-469-9920 (Cell)
The following is a handout distributed by Richard M. Osborne, a member of Shareholders for a Better Bank, at the Special Meeting of Shareholders of LNB Bancorp. Inc. on March 18, 2008. Shareholders for a Better Bank is filing this Schedule 14A in the event this handout is deemed to be solicitation material.

LNB BANCORP, INC.
STOCK PERFORMANCE
$21.00
$20.00
$19.00
$18.00
$17.00
$16.00
$15.00
$14.00
$13.00
1/3/2005
3/3/2005
5/3/2005
7/3/2005
9/3/2005
11/3/2005
1/3/2006
3/3/2006
5/3/2006
7/3/2006
9/3/2006
11/3/2006
1/3/2007
3/3/2007
5/3/2007
7/3/2007
9/3/2007
11/3/2007
1/3/2008

LNB Bancorp, Inc.
Comparative Stock Performance

LNB BANCORP, INC.
PERFORMANCE BY YEAR
(in thousands)

	Footnotes	2007	2006	2005	2004	2003	2002

Net Interest Income	1	$29,670	$28,607	$30,030	$28,122	$28,664	$29,232

Other Income	2	10,362	9,514	10,092	10,660	10,105	10,278

Operating Expenses	3	31,751	28,985	30,267	26,290	26,467	24,753

Income Before Taxes		7,163	7,093	8,892	10,526	11,126	13,365

Net Income	4	5,512	5,424	6,413	7,475	7,715	9,165

Cash Dividend Declared		5,034	4,641	4,760	4,777	4,626	4,468

Pay-out Ratio	5	91.3%	85.6%	74.2%	63.9%	60.0%	48.8%

Per Common Share	6
Basic Earnings		$0.79 *	$0.84	$0.97	$1.13	$1.17	$1.39

* 851,990 shares issued per Morgan Bank acquisition

Financial Ratios:
Return on Avg Assets	7	0.58%	0.66%	0.81%	0.98%	1.05%	1.33%

Return on Equity	8	7.06%	7.89%	9.11%	10.75%	11.33%	14.24%

Efficiency Ratio	9	76.41%	76.03%	75.44%	67.82%	63.01%	61.41%

Mkt. Price/Book Value	10	1.27	1.51	1.72	1.89	2.09	2.55

Market Capitalization (millions)	11	$94.50	$103.00	$114.60	$136.20	$141.00	$79.80

Shareholders Equity (000s)	12	$82,653	$68,697	$68,406	$70,574	$68,135	$66,613
Footnotes:

1	Net interest income flat for six years.
2	Other income flat for six years
3	Operating expenses increased 28% since 2002.
4	Net income decreased 40% since 2002, and 14% since 2005.
5	Pay-out ratio increased 87% since 2002 to sustain dividend and is at an all time high of 91.3%.
6	Earnings per common share declined 43% since 2002.
7	Return on average assets decreased 57% since 2002, and 28% since 2005.
8	Return on equity decreased 50% since 2002, and 23% since 2005.
9	Efficiency ratio is at all time high of 76.11%; meaning it takes LNB $0.76 to generate $1.00 of revenue, where in 2002 it was $0.61.
10	Year end market price of stock to book value. This is noteworthy, because it suggests the markets’ perception of franchise declining value.
11	Illustration of the annual loss of shareholder value.
12	In 2007, LNB acquired Morgan Bank.

LNB BANCORP, INC.
LOANS TO OFFICERS AND DIRECTORS
Definition of non-recourse loan:
•	Principal not personally liable for the debt nor the debt payments

•	Security for the loan limited to the collateral, not the person who owns collateral

•	If the borrower defaults on the loan, the bank can seize the collateral, but cannot proceed against the borrower even if the value of the collateral does not cover the full amount of the loan
Recourse loans in Ohio typically contain a cognovit provision
•	In the event of a default, a lender with a personal guarantee and a cognivit provision within the guarantee can obtain a judicial judgment against the guarantor in the amount of the guarantee

•	Enhances the lender’s negotiating position and expedites lender’s ability to bring action and judgment against borrower
In the banking industry, it is normal course of business to require a personal guarantee from the principal